UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2022

PHARMACYTE BIOTECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40699	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Howard Hughes Parkway, Suite 500 Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (917) 595-2850

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, Par Value $0.0001 Per Share	PMCB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 15, 2022, PharmaCyte Biotech, Inc. (“PharmaCyte” or “Company”) entered into a Cooperation Agreement (“Cooperation Agreement”) with Iroquois Master Fund Ltd. and its affiliates (collectively, “Iroquois Parties”). As of the date of the Cooperation Agreement, the Iroquois Parties have a beneficial ownership interest in the common stock, $0.0001 par value per share (“Common Stock”) of the Company totaling, in the aggregate, 1,389,869 shares, or approximately 6.7% of the Company’s common stock issued and outstanding (based on the Company’s shares outstanding as of July 28, 2022).

Pursuant to the Cooperation Agreement, the Company and the Board of Directors of the Company (“Board”) have: (i) accepted the previously tendered irrevocable resignation of each of Dr. Matthias Löhr, Dr. Raymond C.F. Tong, Thomas Liquard, Dr. Gerald W. Crabtree, and Carlos A. Trujillo, as members of the Board, and (ii) appointed Jonathan L. Schechter, Joshua N. Silverman, Daniel Allen, Daniel S. Farb, and Jack E. Stover (“New Directors”) as independent members of the Board, effective immediately, each with a term expiring at the Company’s 2022 annual meeting of shareholders (“2022 Annual Meeting”) or until such person’s earlier death, resignation, disqualification or removal. Following such resignations and appointments, the Board now consists of the following seven members: Kenneth L. Waggoner (Chairman), Jonathan L. Schechter, Joshua N. Silverman (Messrs. Schechter and Silverman, “Iroquois Appointees”), Daniel Allen, Daniel S. Farb, Jack E. Stover and Dr. Michael M. Abecassis (the Iroquois Appointees and Messrs. Waggoner, Allen, Farb, Stover and Dr. Abecassis collectively, “Reconstituted Board”). The Company further agreed to take all necessary action to nominate the members of the Reconstituted Board for election at the 2022 Annual Meeting as directors and to recommend, support and solicit proxies for the election of the members of the Reconstituted Board at the 2022 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company traditionally recommends, supports and solicits proxies for the election of the Company’s director nominees. The Company and the Iroquois Parties further agreed that the size of the Board shall remain fixed at seven directors unless otherwise mutually agreed by such parties. The Company and the Iroquois Parties further agreed that if any of the members of the Reconstituted Board ceases to serve as a director for any reason during the Standstill Period (as defined below), the Nominating Committee of the Board shall be solely responsible for identifying replacement candidates, except that during the Standstill Period, if any of the Iroquois Appointees shall be unable or unwilling to serve as a member of the Board for any reason, and at such time the Iroquois Parties have an aggregate beneficial ownership in the Company’s sommon stock totaling at least 2% of the Company’s common stock issued and outstanding, the Iroquois Parties shall be solely entitled to designate a person to serve as a replacement on the Board for such Iroquois Appointee.

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As part of the Cooperation Agreement, the Iroquois Parties have agreed to customary standstill provisions, which provide that from the date of the Cooperation Agreement until the later of (i) September 30, 2024 or (ii) the date on which neither of the Iroquois Appointees (nor their respective designated replacements) continues to serve on the Board (such period, “Standstill Period”), the Iroquois Parties will not, among other things: (A) engage in any solicitation of proxies or become a “participant” in a “solicitation” of proxies (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), with respect to the securities of the Company; (B) form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Company’s common stock, other than the group that constitutes Iroquois Parties as of the date of the Cooperation Agreement; (C) deposit any shares of common stock in any voting trust or subject any shares of common stock to any such voting arrangement, other than the arrangement among the Iroquois Parties in accordance with the Cooperation Agreement; (D) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek in opposition to the recommendation of the Board other than taking such actions in furtherance of identifying director candidates as provided under the Cooperation Agreement; (E) seek, alone or in concert with others, representation on the Board except as specifically permitted under the Cooperation Agreement; (F) make any proposal for consideration by stockholders at an annual or special meeting of the stockholders or solicit written consents in lieu of an annual or special meeting in connection with any proposal, including director elections not previously approved by the Board and amendments to the Company’s Articles of Incorporation or By-Laws, (G) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Iroquois Parties, (H) solicit a third party to make such an offer or proposal, (I) call or seek to call a special meeting of stockholders; (J) advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at an annual or special meeting of the stockholders with respect to the appointment, election or removal of director(s), except in accordance with the Cooperation Agreement; (K) with certain exceptions and limitations, acquire beneficial ownership in, or aggregate economic exposure to, directly or indirectly, more than 14.9% of the Company’s outstanding common stock; (L) demand a copy of any books and records of the Company; (M) make any request or submit any proposal to amend the terms of the Cooperation Agreement, other than through non-public communication with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for the Company or the Iroquois Parties; and (N) make, publish, or communicate, either orally or in writing, disparaging remarks, comments, or statements in a public manner that would reasonably be expected to damage the business or reputation of the Company or any of its directors, officers, employees, or advisors, or knowingly encourage third parties or certain affiliates of the Iroquois Parties to take such actions.

Pursuant to the Cooperation Agreement, the Reconstituted Board will receive the same benefits and the same compensation as other non-management directors on the Board.

A copy of the Cooperation Agreement is filed with this Form 8-K as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text of the Cooperation Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 1.01 of this Form 8-K is incorporated by reference herein.

Pursuant to the terms of the Cooperation Agreement, effective August 15, 2022, each of Dr. Matthias Löhr, Dr. Tong, Mr. Liquard, Dr. Crabtree, and Mr. Trujillo resigned as members of the Board. The resignation of each of Dr. Matthias Löhr, Dr. Tong, Mr. Liquard, Dr. Crabtree, and Mr. Trujillo was not due to any disagreement with the Company. Each resigned from the Board as part of the Cooperation Agreement after determining that the Cooperation Agreement, including the composition of the new Board, was considered to be in the best interests of the Company moving forward.

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In addition, pursuant to the terms of the Cooperation Agreement, effective August 15, 2022, the Board appointed each of Messrs. Schechter, Silverman, Allen, Farb and Stover as independent members of the Board.

In connection with their service as directors and consistent with the Company’s Director compensation policy in effect on the date of their appointments, each of the New Directors will receive”: (i) a cash retainer of $12,500 per quarter (pro-rated for periods of service less than a quarter); (ii) 334 shares of our common stock; and (iii) a stock option to purchase 334 shares of the Company’s common stock with a term of five years and an exercise price per share equal to the closing price of the common stock on the date of grant. Each of these equity awards is fully vested upon grant. Each New Director will enter into a Director Offer Letter agreement, which contains customary terms and conditions of service for directors of public companies, in the form attached as Exhibit 10.2. The foregoing description of the Director Offer Letter agreement is qualified in its entirety by reference to the full text of such agreement.

Other than as described in Item 1.01 of this Form 8-K and the Cooperation Agreement, there are no arrangements or understandings between any of the New Directors or any other persons pursuant to which any of the New Directors were named a director of the Company. None of the New Directors or their immediate family members have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

A copy of the joint press release of the Company and the Iroquois Parties announcing their entry into the Cooperation Agreement is furnished with this Form 8-K as Exhibit 99.1.

The information furnished herewith pursuant to this Item 7.01 of this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description
10.1	Cooperation Agreement dated August 15, 2022, by and between PharmaCyte Biotech, Inc. and Iroquois Master Fund Ltd. and its affiliates.
10.2	Form of Director Offer Letter.
99.1	Press Release dated August 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2022	PHARMACYTE BIOTECH, INC.

	By:	/s/ Kenneth L. Waggoner Kenneth L. Waggoner Chief Executive Officer, President and General Counsel

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